Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Sherry Lauderback
Vice President, Investor Relations & Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TRIMAS CORPORATION COMPLETES REFINANCING ACTIVITIES

Bank and Bond Debt Refinancing Extends Company Debt Maturity Profile

BLOOMFIELD HILLS, Michigan, January 14, 2010 — TriMas Corporation (NASDAQ: TRS) today announced it has concluded the final step of its previously announced refinancing activities with the completion of the cash tender offer for its outstanding 9 7/8% Senior Subordinated Notes due 2012 (the “Notes”).

The refinancing activities for TriMas included:

•                  The amendment of its Credit Agreement to extend the maturity of $226.3 million of $252.2 million in term loans from August 2013 to December 2015, which is expected to improve the Company’s financial flexibility. The maturity date and interest margins of approximately $26 million in term loans held by lenders that did not consent will remain unchanged;

•                  Extending the maturities of $75 million in revolving credit commitments from August 2011 to December 2013. The maturities and interest margin of $8 million in revolving credit commitments remains unchanged;

•                  The issuance of $250 million principal amount of 9 3/4% Senior Secured Notes due 2017, the proceeds of which, together with other available cash, were used to redeem $256 million principal amount of outstanding Notes;

•                  A new three-year accounts receivable facility which provides committed funding of up to $75 million and is expected to provide up to $25 million in increased availability at a lower cost of funds than the 364-day accounts receivable facility that it replaces; and

•                  The tender offer for and redemption of Notes as detailed below.

“The refinancing activities of the past month improve and extend TriMas’ debt maturity profile, as well as provide additional financial flexibility that allows us to continue to execute on our business plan,” commented David Wathen, TriMas President and Chief Executive Officer. “We will remain focused on improving our operating performance via productivity initiatives and increased cash generation, allowing us to continue our progress in reducing debt and strengthening the balance sheet. We appreciate the cooperation we have received from our lenders and other stakeholders.”

The tender offer for the outstanding Notes, which commenced on December 14, 2009, expired at 11:59 p.m., New York City time, on January 12, 2010 (the “Expiration Time”). As previously announced, at the termination of the consent solicitation, which occurred at 5:00 p.m., New York City time, on December 28, 2009 (the “Consent Date”), TriMas had received tenders and certain-related consents from holders of $245,626,000 in aggregate principal amount of the Notes, representing approximately 95.75% of the outstanding Notes. On December 29, 2009, TriMas accepted for payment, and paid for, all Notes tendered prior to the Consent Date.

According to the Bank of New York Mellon Trust Company, N.A., the depositary for the tender offer, a total of $68,000 in aggregate principal amount of the Notes were validly tendered after the Consent Date and on or prior to the Expiration Time. TriMas has accepted for payment, and has paid for, all such Notes validly tendered after the Consent Date but on or prior to the Expiration Time. Approximately 95.77% of the aggregate principal amount of the Notes was validly tendered during the tender offer period. Any Notes not tendered were irrevocably called for redemption on December 29, 2009 with cash deposited with the Trustee to fund such call. As a result, no Notes remain outstanding.

Credit Suisse Securities (USA) LLC acted as the dealer manager in connection with the tender offer and solicitation agent in connection with the consent solicitation. Questions regarding the tender offer or consent solicitation may be directed to Credit Suisse Securities (USA) LLC at (212) 538-1862 (collect) or (800) 820-1653 (toll free). MacKenzie Partners, Inc. acted as the Information Agent for the tender offer and consent solicitation.

This announcement shall not constitute an offer to purchase or a solicitation of an offer to sell any securities. The tender offer and consent solicitation were made only through and subject to the terms and conditions set forth in the tender offer documents and related materials.

Cautionary Notice Regarding Forward-looking Statements

Any “forward-looking” statements contained herein, including those relating to market conditions or TriMas’ financial condition and results, expense reductions, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including, but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Issuer’s business and industry, the Company’s substantial leverage, liabilities imposed by the Company’s debt instruments, market demand, competitive factors, the Company’s ability to maintain compliance with the listing requirements of NASDAQ, supply constraints, material and energy costs, technology factors, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2008, and in the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and TriMas assumes no obligation to update any forward-looking statements.

About TriMas

Headquartered in Bloomfield Hills, Michigan, TriMas Corporation (NASDAQ: TRS) provides engineered and applied products for growing markets worldwide. TriMas Corporation is organized into five strategic business segments: Packaging, Energy, Aerospace & Defense, Engineered Components and Cequent. TriMas Corporation has approximately 3,800 employees at 70 different facilities in 11 countries. We can be found on the internet at www.trimascorp.com.

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